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                                                                      EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

Direct and Indirect Subsidiaries of Tweeter Home Entertainment Group, Inc.:

--    New England Audio Co., Inc.
--    Tweeter of California, Inc.
--    NEA Delaware, Inc.
--    Sound Advice, Inc.
--    The Video Scene, Inc.
--    Sound Advice of Arizona Inc.

THEG USA, L.P.:

--     New England Audio Co., Inc. -- 1% general partner
--     NEA Delaware, Inc. -- 99% limited partner

Tweeter Home Entertainment Group Financing Company Trust (a Massachusetts business trust)

--     Grantor:  New England Audio Co., Inc.
--     Trustees:  Samuel Bloomberg, Jeffrey Stone